As filed with the Securities and Exchange Commission on August 7, 2023

Registration Statement No. 333-256308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-256308

UNDER THE SECURITIES ACT OF 1933

PDC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2636730 (I.R.S. Employer Identification Number)

1099 18th Street, Suite 1500

 Denver, Colorado 80202

 (303) 860-5800

 (Address of Principal Executive Offices) (Zip Code)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

 c/o Chevron Corporation

 6001 Bollinger Canyon Road, Building A

 San Ramon, California 94583

 (925) 842-1000

 (Name, address and telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

 (212) 373-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

PDC Energy, Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-256308), filed with the SEC on May 20, 2021 (the “Registration Statement”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement.

On August 7, 2023, pursuant to the Agreement and Plan of Merger, dated as of May 21, 2023 (the “Merger Agreement”), by and among Chevron Corporation (“Chevron”), Bronco Merger Sub Inc. (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly-owned subsidiary of Chevron. This Post-Effective Amendment is being filed as a result of the Merger.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on August 7, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

PDC ENERGY, INC.

By:	/s/ Kari H. Endries
Name:	Kari H. Endries
Title:	Vice President and Assistant Secretary